As filed with the Securities and Exchange Commission on April 12, 1999
                                                Registration No. 333-
=============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                  REFAC TECHNOLOGY DEVELOPMENT CORPORATION
           (Exact Name of Registrant as Specified in Its Charter)

                                  Delaware
       (State or Other Jurisdiction of Incorporation or Organization)

                                 13-1681234
                    (I.R.S. Employer Identification No.)

                            122 East 42nd Street
                          New York, New York 10168
            (Address of Principal Executive Offices) (Zip Code)

                  1990 STOCK OPTION AND INCENTIVE PLAN OF
           REFAC TECHNOLOGY DEVELOPMENT CORPORATION, AS AMENDED,
                  REFAC TECHNOLOGY DEVELOPMENT CORPORATION
                    1998 STOCK OPTION AND INCENTIVE PLAN
                                   -and-
        STOCK OPTION AGREEMENTS BETWEEN REFAC TECHNOLOGY DEVELOPMENT
 CORPORATION AND EACH OF NEIL R. AUSTRIAN, ROBIN L. FARKAS, MARK N. KAPLAN,
  HERBERT W. LEONARD, IRA T. WENDER, CAROL BREWER, CHRISTOPHER J. BROOKS,
   BERT D. HEINZELMAN, KARL D. KIRK III, PAUL LACOTTA, DONALD R. LAMOND,
             JOHN MOLDAUER, PAUL J. MULHAUSER, ARLENE SCANLAN,
                    DAVID SCHIFF AND DOUGLAS M. SPRANGER
                          (Full Title of the Plan)

                               David A. Lang,
                               Vice President
                            122 East 42nd Street
                          New York, New York 10168
                  (Name and Address of Agent For Service)

                               (212) 687-4741
       (Telephone Number, Including Area Code, of Agent For Service)

                                 Copies to:
                           Stephen M Banker, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                              919 Third Avenue
                          New York, New York 10022
                               (212) 735-3000


                            CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------
  Title Of                        Proposed Maximum     Proposed Maximum       Amount Of
Securities To      Amount To Be    Offering Price     Aggregate Offering    Registration
Be Registered       Registered        Per Share              Price               Fee
-------------------------------------------------------------------------------------------
Common Stock,
par value $.10
per share              50,000             $5.87          $  293,500.00        $   81.59
                       10,000              6.37              63,700.00            17.71
                       72,000              6.87             494,640.00           137.51
                        5,000              7.62              38,100.00            10.59
                       50,000              8.00             400,000.00           111.20
                       25,000              8.75             218,750.00            60.81
                      100,000              9.25             925,000.00           257.15
                       65,000              9.50             617,500.00           171.66
                       50,000             10.00             500,000.00           139.00
                        2,500             10.25              25,625.00             7.12
                       17,000             12.00             204,000.00            56.71
                      144,500              6.21(1)          897,345.00           249.46
                       50,000              5.81(2)          290,500.00            80.76
                      138,750              9.50(2)        1,318,125.00           366.44
                       50,000             10.63(2)          531,500.00           147.76
                                                         -------------        ---------
Total                 829,750(3)                         $6,818,285.00        $1,895.48(4)

(1) Estimated pursuant to Rules 457(c) and (h)(1) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average of the high and low sale prices for a share of Common Stock on the American Stock Exchange on April 8, 1999.

(2) Computed pursuant to Rule 457(h)(1) under the Securities Act.

(3) Plus such additional number of shares of Common Stock as may be issuable pursuant to the antidilution provisions of the above-referenced plans.

(4) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act as follows: .000278 of $6,818,285.00, the Proposed Maximum Aggregate Offering Price of the shares registered hereby.




                                   PART I

            INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*


         * Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Introductory Note to Part I of Form S-8.




                                  PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission (the "Commission") by the registrant, REFAC Technology
Development Corporation, a Delaware corporation (the "Company"), pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement.

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

         (2) The description of the common stock, par value $.01 per share, of the Company (the "Common Stock") contained in the Company's Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on January 27, 1994 (File No.1-12776), including any amendment or report filed for the purpose of updating such information.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Certain legal matters with respect to the offering of the shares of Common Stock registered hereby have been passed upon by Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps"). Mark N. Kaplan, a director and stockholder of the Company, is of counsel to Skadden, Arps.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

         The Company's Restated Certificate of Incorporation, as amended (the "Charter"), provides that the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director of officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Company shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representative) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in the Charter shall include the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

         The Charter provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company who are not directors or officers similar to those conferred in the Charter to directors and officers of the Corporation.

         As permitted under Section 102(b)(7) of the DGCL, the Company's Charter also provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. The Company's Charter further provides that any repeal or modification of this provision by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

         The By-Laws of the Company provide that the Company shall, to the fullest extent permitted by the DGCL, indemnify members of the Board and may, if authorized by the Board, indemnify its officers and any and all persons whom it shall have power to indemnify against any and all expenses, liabilities or other matters.

         In addition, the Company maintains liability insurance coverage for directors and officers, including, without limitation, coverage applicable in certain situations where the Company cannot pursuant to the DGCL directly indemnify such directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable

ITEM 8.  EXHIBITS

         The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

ITEM 9.  REQUIRED UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) RULE 415 OFFERING.

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) REQUEST FOR ACCELERATION OF EFFECTIVE DATE OR FILING OF REGISTRATION STATEMENT ON FORM S-8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) UNDERTAKING: The Company hereby undertakes that it will submit or has submitted the plans described herein and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify such plans in accordance with applicable law.



                                 SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 25th day of March, 1999.

                                     REFAC TECHNOLOGY
                                         DEVELOPMENT CORPORATION


                                     By: /s/ Robert L. Tuchman
                                         ----------------------------------
                                         Robert L. Tuchman
                                         President, Chief Executive Officer
                                             and General Counsel



                             POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond A. Cardonne, Jr. his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


        NAME                        TITLE                          DATE
        ----                        -----                          ----

/s/ Robert L. Tuchman
-------------------------   Chairman of the Board,            March 25, 1999
Robert L. Tuchman           President, Chief Executive
                            Officer & General Counsel
                            (Principal Executive Officer)


/s/ Raymond A. Cardonne, Jr.
------------------------    Vice President and Secretary     March 25, 1999
Raymond A. Cardonne, Jr.


/s/ Elliott s. Greller
------------------------    Vice President, Chief            March 25, 1999
Elliott S. Greller          Financial Officer and
                            Treasurer
                            (Principal Financial
                            Officer & Controller)


/s/ Neil R. Austrian
------------------------    Director                        March 25, 1999
Neil R. Austrian


/s/ Robin L. Farkas
------------------------    Director                        March 25, 1999
Robin L. Farkas


/s/ Mark N. Kaplan
------------------------    Director                        March 25, 1999
Mark N. Kaplan


/s/ Herbert W. Leonard
------------------------    Director                        March 25, 1999
Herbert W. Leonard


/s/ Douglas M. Spranger
------------------------    Director                       March 25, 1999
Douglas M. Spranger


/s/ Ira T. Wender
------------------------    Director                       March 25, 1999
Ira T. Wender





                               EXHIBIT INDEX

Exhibit No.    Description of Exhibit                              Page No.
-----------    ----------------------                              --------
   4.1         Restated Certificate of Incorporation of the
               Company (filed as Exhibit 3 to the Company's
               Quarterly Report on Form 10-Q for the quarter ended June 30, 1988 and incorporated herein by reference).

   4.2         Certificate of Amendment of the Restated
               Certificate of Incorporation of the Company
               (filed as Exhibit 3 to the Company's Quarterly
               Report on Form 10-Q for the quarter ended June
               30, 1988 and incorporated herein by reference).           --

   4.3         By-Laws of the Company (filed as Exhibit 3 to
               the Company's Annual Report on Form 10-K for the
               fiscal year ended December 31, 1997 and
               incorporated herein by reference).                        --

   5(a)        Opinion of Skadden, Arps, Slate, Meagher & Flom
               LLP regarding the legality of the securities
               being registered.                                         13

   5(b)        Undertaking of the Company (included as Section
               (c) in Item 9 above).                                     --

   23.1        Consent of Grant Thornton LLP relating to the
               audited financial statements of the Company.              15

   23.2        Consent of Skadden, Arps, Slate, Meagher & Flom
               LLP (included in their opinion filed as Exhibit
               5(a)).                                                    --

   25          Power of Attorney (included on the signature
               page of this Registration Statement).                     --

   99.1        1990 Stock Option and Incentive Plan (filed as
               an exhibit to the Company's Proxy Statement for
               its Annual Meeting of Shareholders held on May
               16, 1990 and incorporated herein by reference).           --

   99.2        Form of Stock Option Agreement relating to
               options granted under the 1990 Stock Option and
               Incentive Plan.                                           16

   99.3        1998 Stock Option and Incentive Plan (filed as
               an exhibit to the Company's Proxy Statement for
               its Annual Meeting of Stockholders held on May
               11, 1998 and incorporated herein by reference).           --

   99.4        Form of Stock Option Agreement relating to
               incentive stock options granted under the 1998
               Stock Option and Incentive Plan.                          22

   99.5        Form of Stock Option Agreement relating to
               nonqualified stock options granted under the
               1998 Stock Option and Incentive Plan.                     29

   99.6        Form of Stock Option Agreement between the
               Company and each of Neil R. Austrian, Robin L.
               Farkas, Mark N. Kaplan, Herbert W. Leonard and
               Ira T. Wender, each dated as of February 7,
               1996.                                                     36

   99.7        Form of Stock Option Agreement between the
               Company and each of Carol Brewer, Christopher J.
               Brooks, Bert D. Heinzelman, Karl D. Kirk III,
               Paul Lacotta, Don R. Lamond, John Moldauer,
               Paul J. Mulhauser, David Schiff and Douglas M.
               Spranger, each dated as of November 25, 1997
               and amended as of March 18, 1998.                         41

   99.8        Form of Stock Option Agreement between the
               Company and Arlene Scanlan dated as of January
               21, 1998.                                                 48